Exhibit 21.1

lululemon athletica inc.

SUBSIDIARIES OF THE REGISTRANT

Listed below are the subsidiaries of lululemon athletica inc. as of January 30, 2011. The list indicates the respective jurisdiction of incorporation or organization of each entity.

NEVADA
lululemon usa inc.
Lululemon FC USA, Inc.

ALBERTA
Lululemon Callco ULC

BRITISH COLUMBIA
Lulu Canadian Holding Inc.
lululemon athletica canada inc.
0902600 B.C. Ltd.

VICTORIA
lululemon athletica australia holdings Pty Ltd.
lululemon australia Pty Ltd.

NEW ZEALAND
lululemon athletica new zealand limited

HONG KONG
Lululemon Hong Kong Limited